Exhibit 10.49

                                                  6 July 2000

Private and Confidential
Surgical Safety Products, Inc.
2018 Oak Terrace
Sarasota, FL  34231

         Surgical Safety Products, Inc. (the "Company") has informed Carver Cross Securities Corp. ("CCSC") that the Company seeks to raise capital and has asked CCSC to act as the Company's exclusive financial advisor and placement agent in this regard. CCSC would be pleased to assist the Company and this letter sets forth the basis on which CCSC will act as financial advisor and confirms the terms of CCSC's engagement as such.

         As  requested  and  in  conjunction   with  the   appropriate   Company
executives, the financial- advisory services will include:

1. advice on the preparation of written materials required in presenting the Company to potential sources of financing;

2. advice on the preparation of analyses of the likely financial performance and prospects of the Company;

3.   assistance  in  the  design,   presentation,   and  discussion  o  specific
     transactions to be proposed to potential sources of financing, addressing such issues as:

     *    corporate valuation; pricing of securities; and returns to investors;
     *    transaction structure; and the design of securities to be issued;
     *    non-economic terms, such as those relating to key governance issues;
     * shareholder agreements, including shar transfer agreements; * voting agreements; and * exit strategies;

4.   identifying and approaching potential financing sources;

5. assistance in preparing for and engaging in discussions with potential financing sources;

6. managing the process of developing the interest of and negotiating with potential investors, including maintaining the pace of the process to move potential investors towards a closing;

7.   assistance   in   negotiating   the  terms  and   conditions  of  financing
     transactions;

8.   assistance  in  reviewing  and   negotiating   drafts  of  the   definitive
     transaction documents; and

9. coordination of and consultation with other professional (e.g., lawyers and accountants) retained by the Company in the capital-raising process.


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Surgical Safety Products, Inc.          -2-                      6 July 2000



         For its financial-advisory services as contemplated above herein, CCSC will be paid financial advisory retainer fees of (i) $6,000 cash plus 40,000 "Retainer Warrants" for the first month and (ii) $2,500 cash plus 40,000 Retainer Warrants for each month thereafter provided, however, that the total number of Retainer Warrants shall not exceed 120,000. The Retainer Warrants will have a term of five years and an exercise price of $0.625 per share. In addition, CCSC shall be paid a cash Completion Fee relating to financings or financing facilities which are closed or signed. The Completion Fee shall be equal to the sum of (a) eight percent (8%) of the first $5 million of equity capital which financing sources actually provide or commit to provide to the Company; plus (b) if more than $5 million is raised, seven percent (7%) of the amount of equity capital in excess of $5 million which financing sources actually provide or commit to provide to the Company; plus (c) three percent (3%) of the total maximum amount of debt capital which financing sources actually provide or commit to provide to the Company. The foregoing fees shall also apply to all capital provided to the Company for a period of two (2) years from the date(s) of closing(s) which give rise to a Completion Fee pursuant to the foregoing sentence by investors who invest in such closing(s).

         The  foregoing  paragraph  notwithstanding,   CCSC  shall  not  receive
compensation in respect of additional draw-downs under the $5 million Convertible Secured Line of Credit maturing on 30th November 2002 that the Company currently has in place with Thomson Kernaghan & Co. Limited as Agent for Lenders.

         If CCSC's efforts pursuant hereto result in the sale of substantially all of the businesses, assets, and/or equity shares of the Company, the Completion Fee shall be four percent (4%) of the Transaction Value, defined as the sum of (i) the aggregate fair market value of all cash, securities, assets, and other consideration which is transferred or to be transferred to the Company, its affiliates, and/or its shareholders in exchange for the business, assets, or equity of the Company, and (ii) the amount of liabilities for borrowed money of the Company assumed by the acquirer. If the Company effects a public offering, the Completion Fee shall be equal to two percent (2%) of the gross proceeds from such offering.

         Immediately after each closing of an equity financing for the Company in respect of which a Completion Fee is payable, the Company will sell to CCSC (or individuals/entities designated by CCSC), at a nominal price, five-year Completion Warrants to purchase one share of the security purchased by investors for each ten shares purchased by investors. The per-share exercise price of the Completion Warrants will be 101% of the price paid by the investors.

         The Company will reimburse CCSC no less often than monthly for reasonable out-of-pocket disbursements made on the Company's behalf including, without limitation, travel, due diligence expenses, communications, research and databases, the fees and expenses of attorneys, accountants, consultants, and other third-party professionals, and the cost of publication of notices of the transaction(s). CCSC will adhere to the Company's travel policy which calls for coach/business/first class air travel on flights shorter than four hours and coach/business/first class air travel on flights longer than four hours. All disbursements will be fully accounted for and any single expense that is expected to exceed $1,000 will be pre-approved by the Company. Upon execution of this letter




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Surgical Safety Products, Inc.               -3-                 6 July 2000



agreement, the Company agrees to establish a $5,000 deposit to be held by CCSC against reimbursable expenses. This deposit will be applied to the final invoice for expense reimbursement. The Company will be solely responsible for all fees, disbursements, and expenses in connection with any transaction.

Procedures and Representations

         The retainer fees and the Company's obligation to reimburse CCSC for out-of-pocket expenses are related to professional services and are unrelated to the consummation of a transaction, if any. The Company agrees to remit payment for each cash retainer fee such that the full amount of such fee is received by CCSC in U.S. dollars in good funds upon execution of this letter, in the case of the first month's fee, and thereafter on the monthly anniversaries of the date hereof. (If remittance is made via bank wire transfer, payment to CCSC will be made without deduction for any bank fees.) Certificates evidencing the Retainer Warrants will be delivered upon execution hereof in the case of the first month's Retainer Warrants and on the two monthly anniversaries hereof in the case of the second and third months' Retainer Warrants. Non-payment of fees in full by the due date constitutes breach of this agreement.

         Payment for all cash Completion Fees will be made at closing via bank wire transfer (without deduction for any bank fees) such that the full amount of the Completion Fee is credited to CCSC's account in U.S. dollars in good funds on the closing date; certificates evidencing the Completion Warrants will be delivered at closing. The Company agrees that no closing can be completed or effective until all Completion Fees have been paid. Non-payment of Completion Fees on the closing date constitutes breach of this agreement.

         As used herein above, the term "closing" refers to the formal closing of a transaction pursuant to which equity investors, corporate partners, and/or lenders make capital available to the Company, and/or execute definitive agreements pursuant to which the Company may receive investment capital.

         The Company agrees to remit payment for all expense invoices such that the full amount of each invoice is received by CCSC in U.S. dollars in good funds no later than ten (10) days after the date of the invoice. (If remittance is made via bank wire transfer, payment to CCSC will be made without deduction for any bank fees.) Non-payment of expense invoices for more than twenty calendar days after the due date constitutes breach of this agreement.

         Unpaid amounts due CCSC (fees, expense reimbursements, etc.) attract an interest charge of one percent (1.0%) per month as from the statement date or, in the case of monthly retainer fees, as from the monthly anniversaries hereof.

         The financial advisory relationship described herein will commence on the date on which this letter agreement is executed by the Company. The financial advisory relationship will be subject to a right of termination by either party hereto upon thirty days' written notice to the other party at any time after the expiration of the "Marketing Period." No termination will become effective until the




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Surgical Safety Products, Inc.          -4-                      6 July 2000



Company has fully reimbursed CCSC for all outstanding out-of-pocket expenses incurred on the Company's behalf through the termination date and has paid CCSC all fees due in respect of periods prior to the termination date and in connection with the termination. Upon such termination there shall be no further obligation on the part of either party to the other, provided, however, that (i) the provisions below regarding indemnification shall remain in effect indefinitely, notwithstanding any termination of CCSC's engagement, and (ii) for a period of two (2) years from the termination date the Company will continue to have an obligation to pay Completion Fees to CCSC relating to financing provided by sources which CCSC introduced to the Company and/or with which CCSC assisted the Company prior to the termination hereof.

         All contacts and negotiations entered into by the Company prior to the date of this agreement will be included in the process conducted by CCSC hereunder and subject to the compensation arrangements herein described. The Company agrees to not make future contacts or conduct future negotiations regarding the subject of this agreement outside the process conducted by CCSC for so long as this letter agreement remains in effect. CCSC shall be the Company's exclusive financial advisor and agent from the date hereof until the later of (a) the expiration of the Marketing Period, and (b) such time as one of the parties hereto terminates this agreement in accordance with the termination provisions set forth herein. The Marketing Period will commence on the later of
(x) 6th September 2000, and (y) the date the Company, CCSC, and securities counsel formally approve the placement memorandum and any collateral materials that CCSC expects to require during the marketing of the Company to potential investors and during investors' "due diligence" investigation. The Marketing Period will expire one hundred twenty (120) days after the commencement of the Marketing Period. The Company recognizes that CCSC is engaged hereunder on a "best efforts" basis.

         The Company represents and warrants that all information previously and hereafter furnished by it or on its behalf to CCSC (including financial statements for the Company) is and shall be complete, accurate, and not misleading. The Company agrees to notify us promptly of any material change in the Company's businesses, business plans, condition (financial or other), assets, prospects, or liabilities, whether or not such change is adverse. It is understood and agreed that CCSC assumes no responsibility for the accuracy, completeness, or fairness of information provided by the Company and presented to third parties.

         CCSC agrees to treat the Company's Confidential Information with the same degree of care and confidentiality that CCSC accords confidential information relating to its business. CCSC agrees that, except on the Company's instructions or with its prior consent, CCSC will not divulge any Confidential Information relating to the Company's business affairs to any third party.
"Confidential Information" includes information that is proprietary to the Company and not available from sources other than the Company. CCSC agrees that it will use the Confidential Information solely in connection with its financial-advisory work on the Company's behalf and in no event for any other purpose whatsoever or in any way detrimental to the Company.

         In connection with the engagement of CCSC to advise and assist the Company with the matters set forth in this letter, the Company hereby agrees to indemnify and hold harmless CCSC and




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Surgical Safety Products, Inc.          -5-                      6 July 2000



each of CCSC's respective partners, officers, agents, and employees (each of the foregoing being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions (including shareholder derivative actions), proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of any actions taken or omitted or services performed pursuant to, or matters contemplated by, such engagement or any Indemnified Person's role therein; provided, however, that the Company shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without the Company's consent, which consent shall not be unreasonably withheld, or (b) to the extent that a court of competent jurisdiction finally judicially determines that such Liabilities were caused by the willful misconduct or gross negligence of the Indemnified Person seeking indemnification. Neither CCSC nor any other Indemnified Person shall have any liability to the Company related to or arising out of the engagement described in this letter, except for liability for losses, claims, damages, or expenses incurred by the Company which are finally judicially determined to have been caused by CCSC's willful misconduct or gross negligence. In connection with the Company's obligation to indemnify for expenses as set forth above, the Company further agrees to reimburse each Indemnified Person for all such expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified Person is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent that a court of competent jurisdiction finally judicially determines that the
Liabilities in question were caused by the willful misconduct or gross negligence of such Indemnified Person. The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement, or otherwise.

         This letter agreement shall be governed by and construed in accordance with the laws of the U.S. State of New York applicable to agreements made and to be performed entirely in such state. This letter agreement may not be amended or otherwise modified except by an instrument signed by both CCSC and the Company. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this letter agreement, which shall remain in full force and effect.

         All costs and expenses associated with enforcing the terms of this letter agreement, including any costs and expenses associated with collecting amounts due CCSC hereunder, shall be borne by the Company.

         This letter agreement supercedes all understandings and agreements, whether written or oral, reached prior to the date hereof in respect of the matters addressed herein.

         The Company hereby represents and warrants that (a) it has all requisite authority to enter into this agreement, (b) the individual executing this agreement on behalf of the Company is empowered to so do, and (c) the Company has no agreement or fee obligation of any kind, whether written or oral or whether formal or informal, currently in force with any advisor, broker, finder, or similar person or entity relating to capital-raising, mergers, acquisitions, joint ventures, or similar transactions.




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Surgical Safety Products, Inc.          -6-                      6 July 2000


         If the foregoing accurately sets forth our understanding, please execute the enclosed copy of this letter below, and return same to us.

                                          Yours very truly,
                                          CARVER CROSS SECURITIES CORP.

                                          By: /s/ Bruce Carver Jackson
                                          President & Chief Executive Officer

Accepted and Agreed:
SURGICAL SAFETY PRODUCTS, INC.

By:       /s/G. Michael Swor,
            G. Michael Swor, CEO
Date:



                                       -6-